AMERICAN CENTURY CALIFORNIA
TAX-FREE AND MUNICIPAL FUNDS
4500 Main
Kansas City, Missouri  64111

March 19, 2002

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:      American Century California Tax-Free and Municipal Funds -
         CIK No. 0000717316
         Request for Withdrawal of Registration Statement on Form N-14;
         File No. 2-82734 ('33 Act)
         File No. 811-3706 ('40 Act)

Ladies and Gentlemen:

On March 13, 2002, the registrant, under CIK 0000717316, submitted for filing a registration statement on Form N-14, which was received and accepted by the
Commission on the same date under the accession number 0000746458-02-000012.
This Form N-14 was filed under the incorrect CIK, and should have been filed by
American Century Municipal Trust under CIK 0000746458.

Accordingly, the registrant hereby requests withdrawal of this registration statement pursuant to Rule 477(a) under the Securities Act of 1933. If you have questions, please call me at 816-340-9410.

/s/Charles C.S. Park
Charles C.S. Park
Vice President